RONALD L. WILLIAMS

805 W. Idaho Street, Suite 302             Telephone:   (208) 344-6633
P.O. Box 2128                             Telecopier:   (208) 344-0077
Boise, ID 83701-2128                     email:  ron.williams@rmci.net

                            March 11, 1999


Board of Directors
Ameri-can Railway Systems, Inc.
100 Walnut Street,
Champlain, New York 12919

     RE:  Letter of Opinion; Ameri-can Railway Systems, Inc.,
          Common Stock: $0.0001 Par Value

Gentlemen:

I.   INTRODUCTION:

     This firm has been requested to render an opinion as to whether a public trading market may be maintained in the issued and outstanding shares of common stock (hereinafter "Shares") of Ameri-can Railway Systems, Inc., a New Hampshire corporation (hereinafter "Company") and whether the Shares may be traded and/or transferred without violation of the Federal Securities Act of 1933 (the "Securities Act") and the Federal Securities Exchange Act of 1934 (the "Exchange Act"); together the Securities Act and Exchange Act hereinafter referred to as the "Acts". The law covered herein is limited to the federal law of the United States and the laws of the State of New Hampshire.

     In providing our opinion, the following factors have been considered and examined:

     1. The present corporate status of the Company and the legal validity and effect of prior actions of the Company's Board of Directors and shareholders; and

     2. The tradability of the Company's Shares in interstate commerce under the Acts, pursuant to the rules and regulations promulgated thereunder.

II.  FACTS AND HISTORY:

     In rendering this opinion, we have considered such matters of law and of fact, and, except as indicated below, have relied upon such certificates and other information furnished to us, as we have deemed appropriate as a basis to form the opinions set forth herein. Among the information relied upon and the documents examined are the Company's Articles of Incorporation, meeting Minutes (or Consents) of Board of Directors and shareholders, representations contained in an Officer's Certificate, financial statements, current shareholders list, and certain other corporate and financial documents (hereinafter, "Documents"), dating from the Company's inception to the present.

     Based upon our review of the Documents, the following facts are as set forth:

     1. The Company was incorporated as Ameri-can Railway Systems, Incorporated, under the laws of the State of New Hampshire on May 4, 1998, having an authorized capitalization of fifty million (50,000,000) shares of Common Stock and twenty five million (25,000,000) shares of Preferred Stock, $0.0001 par value. The Company was organized to engage in and to operate any lawful business for which corporations may be organized under the laws of the State of New Hampshire.

     2. On June 20, 1998, the Board of Directors authorized the issuance of one million nine hundred fifteen thousand (1,915,000) shares of Common Stock at $.001, pursuant to Regulation D, Rule 504, for approximately one hundred ninety two dollars ($192.00).

     3. On October 23, 1997, the Board of Directors authorized the issuance of one million (1,000,000) shares of Common Stock at $.10, pursuant to Regulation D, Rule 504 for approximately one hundred thousand dollars ($100,000.00).

     4. On February 1, 1999 the Board of Directors authorized the sale of 100,000 Units (consisting of one share of Common Stock, one Series A Warrant and One Series B Warrant) at $1.00, pursuant to
Regulation D, Rule 504, for approximately $100,000.

     5. The Company has an authorized capitalization of fifty million (50,000,000) shares of common stock and twenty five million (25,000,000) shares of preferred stock, $0.0001 par value. The Company has issued nine million seven hundred sixty two thousand four hundred eighty nine (9,762,489) shares of common stock and zero (0) shares of preferred stock. The Company has adopted an Equity Incentive Plan and reserved four million five hundred thousand (4,500,000) shares of common stock for issuing of stock options and stock awards.

III. THE LAW:

     Section 5 of the Securities Act prohibits the sale of any security "unless a Registration Statement is in effect." Section 12 of the Exchange Act prohibits the sale of any security on a national securities exchange unless a registration is effective.

     Section 2(4) of the Securities Act defines "issuer" as including "every person who issues or proposes to issue any security." An issuer is subject to the registration requirements of the Act whenever it makes an "original distribution" of its securities to the public.

     The Small Business Investment Company Act of 1980 allows the SEC to promulgate rules for the issuance of securities of "small business issuers" defined as US or Canadian companies with revenues and public float of less than twenty five million dollars ($25,000,000). Regulation S-B is the source of disclosure requirements for small business issuers filing under both the Securities Act and the Exchange Act.

IV.  CORPORATE STATUS AND CAPACITY:

     Upon our review of certain corporate documents, it is our opinion that the Company is validly organized and presently existing in good standing under the laws of the State of New Hampshire with a validly constituted Board of Directors. The Board of Directors has the capacity and authority to enter into contracts on behalf of and binding upon the Company for any lawful purpose, subject only to the provision that any agreement of merger, consolidation or exchange of shares that would effectively transfer the control of the Company, or any sale of substantially all assets other than in the usual and regular course of business, shall be ratified by the holders of a majority of the then outstanding shares of the Company's capital stock.

V.   LEGALITY OF SECURITIES BEING REGISTERED:

     Based on the foregoing, it is our opinion that when the Registration Statement relating to the stock is effective, the stock, upon issuance thereof, is validly authorized and, when (a) the pertinent provisions of the Acts and such "blue-sky" and securities laws as may be applicable have been complied with and (b) such shares have been duly delivered against payment therefor, such shares will be validly issued, fully paid and nonassessable.

VI.  QUALIFICATIONS:

     This opinion is expressly based upon the facts stated herein, and may not be relied upon in the event that other facts, not presently known by this firm, should come to light. This opinion is solely for the benefit of the named addressees and no other person may rely upon it to any extent for any purpose.

     In rendering this opinion, we have assumed: 1) the authenticity of Documents submitted to us as originals; (2) the conformity to authentic original documents of all Documents submitted to us as certified, conformed or photostatic copies; and (3) the authenticity and completeness of all signatures on all Documents submitted to us for review.

     Opinion letters of legal counsel are not binding upon the Securities and Exchange Commission nor the courts, and to the extent that persons relying upon this letter may have knowledge of facts or circumstances which are contrary to those upon which this opinion is based, then the opinion would not be applicable. This opinion is not an insurance like guarantee of matters stated herein nor is it an indemnification, or agreement to defend, for claims, proceedings, liabilities or damages (including attorneys fees) that may result from reliance hereon, if this opinion is incorrect. Rather this letter only sets forth the professional opinion of this firm as to the most probable ruling of a court as to the matters addressed herein.

     We hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Registration Statement and to the statement made regarding our firm under the caption Legal Opinions' [or other appropriate caption] in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

     In rendering the opinions expressed in Section V we have assumed without investigation that, with respect to each offer, issuance, sale
and delivery by the Company of shares by the purchaser thereof:   (1)
except for the registration provisions of the Securities Act and for the corporation law (but not the blue-sky' laws or securities laws) of the State of New Hampshire as applicable to the Company, at the time thereof and at all times subsequent thereto, such offer, issuance, sale, delivery and purchase did not violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree, in each case whether then or subsequently in effect; (2) at the time thereof and at all times subsequent thereto, the persons authorizing each such offer, issuance, sale, delivery, purchase, execution, performance, or transaction for the Company, for any underwriter or broker-dealer, or for any such other party did not violate any fiduciary or other duty owed by them; (3) no event has taken place subsequent to any such offer, issuance, sale, delivery, purchase, execution, performance, or transaction or will take place which would cause any such offer, issuance, sale, delivery, purchase, execution, performance, or transaction not to comply with any such law, rule, regulation, order, judgment, decree, or duty, or which would permit the Company, any underwriter or broker-dealer, or any such other party at any time thereafter to cancel, rescind, or otherwise avoid any such offer, issuance, sale, delivery, purchase, execution, performance, transaction, document, or oral agreement; (4) there was no misrepresentation, omission, or deceit by the Company, any underwriter or broker-dealer, any such other party, or any other person or entity in connection with any such offer, issuance, sale, delivery, purchase, execution, performance, or transaction; (5) each such offer, issuance, sale, delivery, purchase, execution, performance and transaction is governed by the laws of the State of New Hampshire, without giving effect to conflict of laws; (6) each underwriter, broker-dealer or other party to such offer, issuance, sale, delivery, purchase, execution, performance, or transaction had the power, authority and capacity to consummate such purchase, to execute, deliver and perform each such agreement and to consummate each such transaction; (7) each such offer, issuance, sale and delivery by the Company, each such purchase by any underwriter, broker-dealer or by any other party thereto, and the consummation of each such transaction, by the Company, any underwriter, broker-dealer, and the other party thereto, did not, does not now, and will not violate, result in a breach of, conflict with, or (with or without giving of notice or the passage of time or both) entitle any party to terminate or call a default under any term of any contract, agreement, instrument, lease, license, arrangement, or understanding to which the Company, any underwriter, broker-dealer or any such other party is or becomes a party or to which any of them or any of their respective properties, assets, or security holders are or will be subject; (8) each such document or agreement was duly executed, delivered and performed by the Company; (9) each such oral agreement was duly performed by the Company, each underwriter, broker-dealer and each other party thereto, constituted the legal, valid and binding obligation of the Company and was enforceable as to the Company in accordance with its terms; and (10) none of such underwriters or broker-dealers and none of such other parties is subject to any impediment to which investors or contracting parties generally are not subject which would affect the opinions expressed in paragraph V.

     The various statutory and regulatory provisions and interpretations thereunder by administrative authorities in courts having jurisdiction over such matters on which the foregoing opinion is based, are necessarily subject to change from time to time. The opinions and conclusions expressed herein are based in part upon the facts as previously stated which have been provided to us by the Company. There is no obligation to update this opinion in the event of changes in the law or in the facts known to this firm.

     No opinion is expressed with respect to any federal or state law, not expressly referenced herein. In particular, and without limiting the generality of the foregoing, no opinion is given with respect to any secondary trading exemption under the laws of any individual state, as to any individual shareholder.

     No opinion is expressed with respect to any federal or state statute or regulation with which a broker-dealer trading the shares must comply. The foregoing opinions relate only to matters of the internal law of the State of New Hampshire without reference to conflict of laws and to matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction.

     In rendering the foregoing opinion, we have relied without investigation on representations by the Company and Certificates of Officers of the Company whom we believe are responsible.



                                   Sincerely,

                                   /s/ Ronald L. Williams
                                   Ronald L. Williams, President
                                   Ronald L. Williams, P.C.

RLW:em